Exhibit 99.1

Chart Industries Reports 2011 Third Quarter Results

Cleveland, Ohio – October 27, 2011—Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2011. Highlights include:

YTD orders of $804 million on track to set annual record

Order backlog at highest level since June 2008

Record sales up 52% over third quarter 2010

2% Convertible Senior Subordinated Note offering completed

GOFA acquisition completed

Net income for the third quarter of 2011 was $17.5 million, or $0.59 per diluted share. This compares with $6.6 million, or $0.23 per diluted share, for the third quarter of 2010.

Third quarter 2011 earnings would have been $0.62 per diluted share excluding $1.2 million, or $0.03 per diluted share, of restructuring costs primarily associated with the SeQual and GOFA acquisitions. Third quarter 2010 earnings would have been $0.27 per share excluding $1.5 million, or $0.04 per diluted share, of similar acquisition-related BioMedical restructuring costs.

Net sales for the third quarter of 2011 increased 52% to $211.3 million from $139.2 million in the comparable period a year ago. Gross profit for the third quarter of 2011 was $66.6 million, or 31.5% of sales, versus $42.8 million, or 30.8% of sales, in the comparable quarter of 2010.

“Despite global economic uncertainty, our business has seen record orders year to date, and we continue to seek and expect to capture high growth opportunities in the immediate future,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Underlying business activity remains strong in all segments with continued growth in LNG applications including bulk tanks and mobile equipment.”

Mr. Thomas continued, “Similar to the demand we are seeing in China and elsewhere, the political and economic environment for expanded natural gas use in North America continues to develop favorably. Recent announcements of new investments in domestic LNG infrastructure by major natural gas producers and equipment providers have validated our expectations. To meet customer demand, we recently announced the expansion of manufacturing capacity in the Upper Midwest to address the substantial increase in LNG demand. We are excited and prepared for a multi-year growth cycle in natural gas and LNG product solutions, including natural gas vehicle and cryogenic distribution applications.”

Backlog at September 30, 2011 was $468.7 million, up 3% from the June 30, 2011 level of $454.0 million, and at the highest level since June 30, 2008. Orders for the third quarter of 2011 were $227.4 million, which compares to orders of $288.2 million in the second quarter of 2011. The second quarter included an order of $45 million for an LNG project in Eastern Australia.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2011 increased $7.9 million to $34.1 million compared with the same period in 2010. The increase was largely due to the SeQual and GOFA acquisitions as well as employee-related costs associated with improved business conditions. SG&A as a percent of sales was 16.2% compared with 18.8% in the prior year quarter.

Interest expense was $6.4 million for the third quarter of 2011, which included $1.4 million of non-cash interest accretion expense associated with the new 2%, 7 year Convertible Senior Subordinated Notes (“Convertible Notes”) issued in August. Interest expense was higher for the quarter by $2.4 million, or $0.06 per share, since the Company’s Convertible Notes and the now repaid 9 1/8% Senior Subordinated Notes were both outstanding for approximately two months during the quarter.

Cash and short-term investments were $382.0 million at September 30, 2011, which compares to balances of $152.4 million at June 30, 2011. The increase was largely due to proceeds received from the issuance of the new Convertible Notes. On October 17, 2011, approximately $176 million of the proceeds from this offering were used to redeem the Company’s 9 1/8% Senior Subordinated Notes, which will save approximately $10 million of cash interest expense annually.

SEGMENT HIGHLIGHTS

E&C segment sales increased 51% to $57.8 million for the third quarter of 2011 compared with $38.2 million for the same quarter in the prior year. Excluding the two large E&C project awards totaling $138 million in the first half of 2011, E&C orders sequentially improved again during the third quarter. Gross margins improved to 33.1% in the 2011 quarter compared with 23.4% in the same quarter of 2010. Improved volume in all product lines as well as ramping up production on several key projects in our Systems business, continues to lead the improvement in E&C. In addition, margin improved approximately 3% due to the sale of equipment written-off in a prior year.

D&S segment sales improved 55% to $100.9 million for the third quarter of 2011 compared with $65.0 million for the same quarter in the prior year. The increase is largely attributed to increased demand for LNG equipment applications, mobile equipment and standard bulk tanks. The acquisition of GOFA, which closed in August 2011, contributed $2.4 million to the improvement. D&S order backlog of $159.9 million at September 30, 2011 is a record and reflects growing demand for D&S products. D&S gross profit margin declined to 28.2% in the quarter compared with 30.2% a year ago due to product mix and higher material costs. In addition, higher employee-related costs impacted margins as we add to our workforce to address capacity expansion and increased order flow.

BioMedical segment sales improved 46% to $52.6 million for the third quarter of 2011 compared with $36.0 million for the same quarter in the prior year. This increase is largely due to the SeQual acquisition, which closed in late December 2010, as well as improved volume in biological storage system sales. BioMedical gross profit margin decreased to 36.2% in the quarter compared with 39.5% for the same period in 2010. The decrease is primarily attributed to changes in product mix and higher warranty costs.

OUTLOOK

Our positive outlook for 2011 remains unchanged from the second quarter. Despite the concerns over a macroeconomic slowdown and the weakness in the euro zone, we continue to see broad-based, global growth in all business segments at previously expected levels.

Based on year to date results, current order backlog, and business expectations, the Company is reaffirming its previously announced sales and earnings guidance, but will revise its restructuring impact due to refinancing costs as a result of the redemption of its 9 1/8% Senior Subordinated Notes. Sales for 2011 are expected to be in a range of $780 to $820 million and diluted earnings per share are expected to be in a range of $1.57 to $1.77 per share, based on approximately 30.0 million weighted average shares outstanding. Previous guidance included approximately $0.15 per diluted share for anticipated restructuring and acquisition costs. This is now revised to include an additional $0.18 per diluted share for the call premium and write-off of deferred financing costs due to the redemption of the Senior Subordinated Notes completed in October. As a result, included in our 2011 earnings estimates are approximately $0.33 per diluted share for anticipated restructuring, acquisition, and refinancing costs. Excluding these charges, full year 2011 earnings are still expected to fall in a range of $1.90 to $2.10 per share, which includes the additional interest expense of $0.06 per share incurred for having both the Convertible Notes and Senior Subordinated Notes outstanding for approximately two months during the third quarter.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Use of Non-GAAP Financial Information

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its third quarter 2011 results on a conference call on Thursday, October 27, 2011 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 317-6789 in the U.S. or (412) 317-6789 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 10005146. The telephone replay will be available beginning approximately one hour after the end of the call until 9:00 a.m. ET, Friday, November 11, 2011.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Sales	$211,311	$139,205	$574,950	$396,617
Cost of sales	144,680	96,404	393,503	281,965

Gross profit	66,631	42,801	181,447	114,652
Selling, general and administrative expenses	34,127	26,225	105,326	75,711
Amortization expense	3,342	2,728	9,947	8,227
Loss on disposal of assets	119	—	1,335	—
Asset impairment charge	—	609	—	1,309

	37,588	29,562	116,608	85,247

Operating income (1) (2)	29,043	13,239	64,839	29,405
Other expense (income):
Interest expense and financing cost amortization, net (3)	6,806	4,447	15,452	15,054
Gain on acquisition of business	—	—	—	(1,124)
Foreign currency loss (gain)	(2,390)	(143)	(2,533)	1,286

	4,416	4,304	12,919	15,216

Income before income taxes and noncontrolling interest	24,627	8,935	51,920	14,189
Income tax expense	7,122	2,270	15,992	3,647

Income before noncontrolling interest	17,505	6,665	35,928	10,542
Noncontrolling interest, net of taxes	(35)	90	267	184

Net income	$17,540	$6,575	$35,661	$10,358

Net income per common share - diluted	$0.59	$0.23	$1.19	$0.35
Weighted average number of common shares outstanding - diluted	29,966	29,172	29,871	29,196

(1)

Restructuring and acquisition costs of $1,194 and $1,475, respectively, were included for the three months ended September 30, 2011 and 2010, and $6,150 and $4,542, respectively, were included for the nine months ended September 30, 2011 and 2010.

(2)

Includes depreciation expense for the three months ended September 30, 2011 and 2010 of $3,679 and $3,217, respectively, and for the nine months ended September 30, 2011 and 2010 of $10,463 and $9,348, respectively.

(3)

Includes amortization expense for the three and nine months ended September 30, 2010 of $1,706 for the write-off of the remaining deferred financing fees related to the senior secured credit facility that was refinanced in May 2010. The three and nine months ended September 30, 2011 includes higher interest expense of $2.4 million as the new Convertible Senior Subordinated Notes and existing 9 1/8% Senior Subordinated Notes were both outstanding for approximately two months during the third quarter.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net Cash Provided by Operating Activities	$51,822	$22,405	$37,043	$37,085

Investing Activities
Capital expenditures	(4,728)	(3,887)	(15,161)	(11,785)
Acquisition of businesses, net of cash acquired	(36,070)	(4,052)	(37,680)	(9,165)
Other investing activities	—	(400)	388	(400)

Net Cash Used In Investing Activities	(40,798)	(8,339)	(52,453)	(21,350)

Financing Activities
Principal payments on long term debt	(1,625)	(1,625)	(4,875)	(16,625)
Proceeds from convertible note issuance	250,000	—	250,000	—
Net cost of call options and warrants	(17,638)	—	(17,638)	—
Tax benefit from exercise of stock options	—	—	6,984	—
Other financing activities	(8,077)	(298)	(4,629)	(2,832)

Net Cash Provided By (Used in) Financing Activities	222,660	(1,923)	229,842	(19,457)

Net increase (decrease) in cash and cash equivalents	233,684	12,143	214,432	(3,722)
Effect of exchange rate changes on cash	(4,014)	7,813	2,501	1,200
Cash and cash equivalents at beginning of period	152,375	188,690	165,112	211,168

Cash And Cash Equivalents At End of Period	$382,045	$208,646	$382,045	$208,646

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30 2011	December 31,

	(Unaudited)	2010
ASSETS
Cash and cash equivalents	$382,045	$165,112
Current assets	315,772	241,369
Property, plant and equipment, net	137,681	116,158
Goodwill	286,222	275,913
Identifiable intangible assets, net	145,662	144,286
Other assets, net	13,385	13,047

TOTAL ASSETS	$1,280,767	$955,885

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities	$385,910	$172,229
Long-term debt	222,681	218,425
Other long-term liabilities	68,671	63,857

Shareholders' equity	603,505	501,374

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,280,767	$955,885

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales
Energy & Chemicals	$57,777	$38,150	$149,414	$95,712
Distribution & Storage	100,911	65,024	275,966	192,137
BioMedical	52,623	36,031	149,570	108,768

Total	$211,311	$139,205	$574,950	$396,617

Gross Profit
Energy & Chemicals	$19,121	$8,911	$45,180	$19,776
Distribution & Storage	28,455	19,658	78,898	55,636
BioMedical	19,055	14,232	57,369	39,240

Total	$66,631	$42,801	$181,447	$114,652

Gross Profit Margin
Energy & Chemicals	33.1%	23.4%	30.2%	20.7%
Distribution & Storage	28.2%	30.2%	28.6%	29.0%
BioMedical	36.2%	39.5%	38.4%	36.1%
Total	31.5%	30.7%	31.6%	28.9%

Operating Income
Energy & Chemicals	$12,584	$2,289	$21,941	$1,159
Distribution & Storage	16,109	10,222	44,731	29,547
BioMedical	8,548	7,855	24,218	19,955
Corporate	(8,198)	(7,127)	(26,051)	(21,256)

Total	$29,043	$13,239	$64,839	$29,405

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	September 30 2011	June 30, 2011

Orders
Energy & Chemicals (1)	$72,978	$108,793
Distribution & Storage	108,307	121,688
BioMedical	46,106	57,677

Total	$227,391	$288,158

Backlog
Energy & Chemicals	$293,785	$278,463
Distribution & Storage	159,926	153,954
BioMedical	14,944	21,629

Total	$468,655	$454,046

(1)	Orders for the three months ended June 30, 2011 includes an order for $45 million for a baseload LNG project in Eastern Australia.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

	Three Months Ended September 30
	2011	2010
Earnings per diluted share	$0.59	$0.23
Restructuring charges per diluted share	$0.03	$0.04

Adjusted earnings per diluted share	$0.62	$0.27